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                                                                    EXHIBIT 5.1

                        [Letterhead of Shearman & Sterling]

                                February 26, 1999

MIPS Technologies, Inc.
2011 North Shoreline Boulevard
Mountain View, California 94043

     We have acted as special counsel to MIPS Technologies, Inc., a Delaware corporation (the "Company"), in connection with the proposed offering (the "offering") of shares of the Company's Class A common stock, par value $0.001 per share (the "Shares"), by the Company and Silicon Graphics, Inc., as selling stockholder ("SGI"), as described in the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities act of 1933, as amended (the "Securities Act"). The Shares are to be sold to the public by SGI (the "Offering") pursuant to the terms of an Underwriting Agreement among the Company, SGI and the Underwriters named therein (the "Underwriting Agreement"), the form of which will be filed as an exhibit to the Registration Statement.

     We have examined, and have relied upon as to maters of fact, such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion. Our opinion expressed herein is limited to the General Corporation Law of the State of Delaware.

     Based upon the foregoing, we are of the opinion that the Shares to be sold in the Offering by SGI (including Shares, if any, registered in a registration statement relating to the Offering filed by the Company pursuant to Rule 462(b) under the Securities Act), upon the approval and effectiveness in accordance with the Delaware General Corporation Law of the amended and restated Certificate of Incorporation of the Company reflecting the proposed recapitalization of the Company as described in its Definitive Proxy Statement filed with the Securities and Exchange Commission on February 26, 1999 and providing for, among other things, the redesignation of the Company's currently outstanding common stock, par value $0.001 per share, into the Company's Class A Common Stock, when issued and delivered in accordance with the terms of the Underwriting Agreement, will be duly authorized and will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement. We hereby also consent to the incorporation by reference of this opinion and consent to a registration statement, if any, relating to the Offering filed by the Company pursuant to the Rule 462(b) under the Securities Act. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

                                       Very truly yours,


                                       SHEARMAN & STERLING